                                                         Free Writing Prospectus
                                                      Filed Pursuant to Rule 433
                                                    Registration No.: 333-130408

MLCFC 2006-2 - New Issue $1.84bn Fixed Rate CMBS
ML-CFC Commercial Mortgage Trust 2006-2
Commercial Mortgage Pass-Through Certificates, Series 2006-2

Bookrunners:      Merrill Lynch, Countrywide
Co-Lead Managers: Merrill Lynch, Countrywide
Co-Managers:      KeyBanc Capital Markets, Goldman Sachs, Morgan Stanley
Rating Agencies:  Moodys, S&P

Class     Size($mm)      (M/S)     Sub Lvl   WAL     Prin Window
A1         53.845       Aaa/AAA    30.000   2.615      1 - 54
A2         88.159       Aaa/AAA    30.000   4.695     54 - 60
A3         54.481       Aaa/AAA    30.000   6.832     78 - 84
ASB        91.905       Aaa/AAA    30.000   7.156     60 - 112
A1A       265.873       Aaa/AAA    30.000   9.362      1 - 119
A4        734.750       Aaa/AAA    30.000   9.717    112 - 119
AM        184.145       Aaa/AAA    20.000   9.939    119 - 120
AJ        138.108       Aaa/AAA    12.500   9.956    120 - 120

Collateral:       191 Loans, 216 Properties
 -Loan Sellers:   CRF 51.4%, MLML 26.5%, Key 22.1%
 -Prop Types:     OF 31.8%, RT 24.8%, MF 15.2%, Hospitality 9.1%, IND 8.2%,
                  Other 5.4%, SS 4.2%, MHC 1.3%, MU 0.2%
 -Geo Dist:       CA 25.3% (Southern 15.0%, Northern 10.3%), MA 11.5%, TX 8.5%,
                  PA 7.6%, OH 6.9%, NY 4.9%
 -DSCR/LTV        1.40x/68.05%
 -Inv Grade:      9.8%
 -Top 10 Loans:   32.1% of the pool, DSCR: 1.51x, LTV: 64.8%

Tentative Road Show Calendar:
 -Wed Jun 07:     New York / Group Call / Conf Calls
      Dial In:    02:00PM EST Dial-In: 888-482-0024 Code: 70815265
 -Thu Jun 08:     Boston / Hartford / Minn
      Boston:     08:30AM EST Breakfast, One Financial Center
      Minn:       11:30AM CST Lunch, Grand Hotel (Boardroom #1)
      Hartford:   01:30PM EST Lunch, Max's Downtown
 -Fri Jun 09:     New York / Conf Calls
 -Mon Jun 12:     New York / Conf Calls
 -Tue Jun 13:     New York / Conf Calls

The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-130408) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.
You may get these documents for free by visiting EDGAR on the SEC Web site at
www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free (866) 500-5408.

The information set forth herein is preliminary and subject to change prior to the time of sale of any securities sold to you.

Any disclaimers or other notices that may appear in the text of, at the bottom of, or attached to, this communication (other than as contained in this paragraph) should be disregarded. Such disclaimers or other notices have been automatically generated as a result of this message being sent via Bloomberg or another system.

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The information herein has been obtained from various sources. We do not guarantee its accuracy. Neither the information, recommendations or opinions expressed herein constitutes an offer to buy or sell any securities, futures, options, or investment products. Foreign currency denominated investments are subject to fluctuation in exchange rates that could have a positive or adverse effect on the investor's return.